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                                                                     EXHIBIT D-4

                              DOCKET NO. _________



RELIANT ENERGY,                   )                  BEFORE THE
INCORPORATED                      )           PUBLIC UTILITY COMMISSION
BUSINESS SEPARATION               )                   OF TEXAS
PLAN UPDATE                       )


                              CONTACT: HARRIS LEVEN


                                 (713) 207-7789

                               FAX: (713) 207-0141


                                OCTOBER 15, 2001


                                TABLE OF CONTENTS


DESCRIPTION                                                                                                 PAGE
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
Reliant Energy, Incorporated Business Separation Plan Update................................................2-13

Certificate of Service........................................................................................13

                               DOCKET NO. ________



RELIANT ENERGY,                   )
INCORPORATED                      )                  BEFORE THE
BUSINESS SEPARATION               )           PUBLIC UTILITY COMMISSION
PLAN UPDATE                       )                   OF TEXAS



                         -------------------------------
                          RELIANT ENERGY, INCORPORATED
                         BUSINESS SEPARATION PLAN UPDATE
                         -------------------------------


         In accordance with the instructions for Section K of the Business Separation Plan Filing Package,(1) Reliant Energy, Incorporated ("Reliant Energy") hereby updates its Business Separation Plan to reflect developments since that plan was approved by the Public Utility Commission of Texas (the "Commission") on December 1, 2000 in Docket No. 21956.(2) In large part, the items identified in this update are the result of recent regulatory developments at the Securities and Exchange Commission ("SEC") and the Internal Revenue Service ("IRS") that may necessitate alterations in the timing and have changed the mechanism for implementing certain steps approved in the plan. More specifically, a delay in receiving necessary regulatory approvals may prevent full implementation of the plan by January 1, 2002. On a more positive note, developments at the SEC now make it possible for the REGCO holding company to qualify for an exemption from registration under the Public Utility Holding Company Act ("PUHCA") and thereby eliminate the need for a separate corporate services subsidiary. In addition, a complete split of the information technology systems will be accomplished sooner than anticipated. Finally, the forms of legal entities that will hold the generation and transmission


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(1) "This section shall list all proposed changes and shall describe in detail proposed significant changes to the plan after the plan is approved and before the plan is implemented. Utilities are obligated to make supplemental filings that shall note the proposed changes and address the effect of the proposed changes on each of the [other sections of the plan]. Any such filing shall be made no later than 45 days prior to the proposed date of implementation."

assets formerly owned by HL&P have been revised consistent with recent IRS guidance. These developments are more fully described below.

         It should be stressed, however, that the fundamental components of the Business Separation Plan approved by the Commission remain unchanged. At the end of Reliant Energy's restructuring process, UNREGCO (Reliant Resources, Inc.) will hold the majority of Reliant Energy's unregulated businesses (including its retail electric providers) and the REGCO holding company (to be known as CenterPoint Energy following completion of this Business Separation Plan) will hold Reliant Energy's regulated businesses and certain other assets (including the Texas power generating company).

1. POTENTIAL DELAYS IN FULL IMPLEMENTATION NECESSITATED BY DELAY IN OBTAINING REGULATORY APPROVALS.

         Reliant Energy is proceeding with the implementation of its Business Separation Plan as approved by the Commission and has already completed many of its key steps. For example, Reliant Energy has transferred the retail operations of Reliant Energy HL&P to an LLC subsidiary of UNREGCO, has contributed its interests in other subsidiaries to UNREGCO, and has conducted the initial public offering of 19% of the shares of UNREGCO. In addition, Reliant Energy is also complying with its Internal Code of Conduct that was approved based on a stipulation filed in its UCOS case.

         However, the Business Separation Plan contemplated that the Restructuring Date (i.e., the date on which the REGCO holding company and its T&D Utility and ERCOT GENCO subsidiaries would be created) and the Distribution Date (i.e., the date on which Reliant Energy's remaining interest in UNREGCO would be distributed to Reliant Energy's shareholders) would occur prior to January 1, 2002 (the "Choice Date"). However, the Restructuring Date and the

----------

(2) The Commission issued a written order approving the Business Separation Plan on April 10, 2001 and later issued an Order on Rehearing on May 29, 2001.

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Distribution Date cannot occur until Reliant Energy obtains all necessary regulatory approvals (specifically from the IRS, SEC, Nuclear Regulatory Commission, Federal Energy Regulatory Commission, and Louisiana Public Service Commission). If such approvals are not received in a timely manner, Reliant Energy may be unable to fully implement certain aspects of its Business Separation Plan by January 1, 2002.(3) Reliant Energy is working to obtain all such orders before January 1, 2002, but currently cannot be certain that all approvals will be received in time for an orderly restructuring as of that date. Although Reliant Energy will complete the restructuring as soon as practicable after all necessary approvals have been obtained, it is conceivable that the necessary rulings will not be obtained in a time frame that would avoid potentially delaying the Restructuring Date and the Distribution Date until January or February 2002. Even if the Restructuring and Distribution Dates occur after the Choice Date, the objectives of the unbundling requirements found in PURA will have been met. As of the Choice Date, the retail, generation and transmission and distribution components of the formerly integrated utility will each be operated separately. Reliant Energy's retail operations have already been transferred to a separate subsidiary of UNREGCO, and the former HL&P generation activities will be managed and operated completely separately from the former HL&P transmission and distribution assets. Compliance with Reliant Energy's Internal Code of Conduct will prevent the unauthorized flow of information between the T&D Utility and its competitive affiliates and the affiliate transaction rules will apply to prevent any cross-subsidization during this short time period prior to the final restructuring.

----------

(3) For the proposed business separation timeline set forth in Amendment No. 2 to the Business Separation Plan, please see Schedule B.2.b-1 (pages B-12 and B-13) of that document.

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2.   ELIMINATION OF CORPORATE SERVICE SUBSIDIARY.

         In Section K of Amendment No. 2 to its Business Separation Plan, Reliant Energy indicated that SEC modification of the criteria for exemptions from PUHCA could result in modifications to its plan. When Reliant Energy filed Amendment No. 2 to its Business Separation Plan, it anticipated that REGCO would be required to register with the SEC as a public utility holding company under PUHCA. Consequently, Reliant Energy proposed a corporate structure modeled along the structures previously accepted for registered utility holding companies, including the creation of a corporate services subsidiary.(4) Since that time, based on recent decisions issued by the SEC and discussions between Reliant Energy and the SEC staff, Reliant Energy has determined that it can qualify for an exemption from registration as a public utility holding company under Section 3(a)(1) of PUHCA. To qualify for that exemption, Reliant Energy has committed to restructure its natural gas distribution utility operations into three separate corporate subsidiaries and to incorporate its corporate parent and all its material public utility subsidiaries in Texas. Reliant Energy's application for this exemption and for authority to complete its reorganization is currently pending before the SEC.

         Based on these developments, it is no longer necessary for REGCO to create a corporate services subsidiary. As part of this decision-making process, Reliant Energy reviewed all of its corporate support functions and has decided that most support functions can be carried out at the parent holding company level. The elimination of the corporate services subsidiary will have no practical effect on the operations of the company after separation. Employees providing corporate support services will serve the same functions whether they be housed in a corporate services subsidiary, at the REGCO parent holding company, or at a REGCO

----------

(4) For a general discussion of REGCO's corporate support services and their proposed locations in the REGCO corporate structure after restructuring, please see Section H of Amendment No. 2 to the Business Separation Plan.

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subsidiary. Conducting those functions at the parent holding company will provide the same benefits as a corporate services subsidiary. This revision will not affect the T&D Utility's cost of service as established in Reliant Energy's UCOS proceeding.

3.   CORPORATE STRUCTURE OF T&D Utility and ERCOT GENCO.


         As part of the implementation of its approved Business Separation Plan, Reliant Energy filed a private letter ruling request with the IRS seeking a determination that the spin-off of UNREGCO would be tax-free to Reliant Energy and its shareholders. In Section K of its Business Separation Plan, Reliant Energy indicated that, in order to obtain a favorable IRS ruling on this issue, certain features of the Business Separation Plan might need to be modified. Since the Commission approved its Business Separation Plan, Reliant Energy has received feedback from the IRS that has necessitated some modifications to the Business Separation Plan.

         The major reason for these modifications is the IRS requirement that, in order for a spin-off to be tax-free, the company making the distribution (here, REGCO) and the controlled corporation (UNREGCO) must both be engaged in the active conduct of a trade or business. See Section 355(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The business must have been conducted throughout the five year period ending on the date of distribution, and the corporations must remain in those businesses after the transaction. See Code Section 355(b)(2)(B). In its original ruling request, Reliant Energy identified REGCO's five year business as the ERCOT GENCO business. However, the current IRS reviewer, who was newly assigned to Reliant Energy's request this summer, has taken the position that, for certain technical reasons, the generating business would probably not qualify for this purpose. Thus, Reliant Energy has modified its ruling request to designate the T&D Utility as REGCO's five year business for purposes of the IRS analysis. However, in order for the T&D Utility business to be conducted through a subsidiary (which is necessary to satisfy separation concerns

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expressed by the Commission) and still meet IRS requirements, the T&D Utility must be organized as a limited liability company (so that the IRS can treat it as part of the parent corporation for tax purposes, even though it will be separate for general corporate purposes). This represents a departure from the approved Business Separation Plan, where the T&D Utility was to be organized as a more conventional corporate subsidiary. This change to the structure described in the Business Separation Plan does not have any effect on the operations or capital structure of the T&D Utility after the restructuring is complete, nor will it affect the T&D Utility's cost of service as established in Reliant Energy's UCOS proceeding.

         Addressing these concerns from the SEC and the IRS, along with other corporate structuring issues, has also led to minor changes in the organization of ERCOT GENCO.(5) In addition, company names can now be associated with the ERCOT GENCO entities. Under its revised reorganization plan, Reliant Energy will create a new intermediate limited liability company, to be known as Utility Holding, LLC, as a direct subsidiary of REGCO. Utility Holding serves as a pass-through entity between REGCO and the public utility subsidiaries. The presence of Utility Holding enables REGCO to create an efficient tax structure that is consistent with REGCO receiving an exemption under Section 3(a)(1) of PUHCA. The ERCOT generation assets and associated liabilities will be transferred to Texas Genco Holdings, Inc. Texas Genco Holdings, Inc. will contribute 1% of the ERCOT GENCO assets to Texas Genco GP, LLC and 99% of the ERCOT GENCO assets to Texas Genco LP, LLC. Both Texas Genco GP, LLC and Texas Genco LP, LLC will in turn contribute the ERCOT GENCO assets to Texas Genco LP, a Texas limited partnership. Under both the approved Business Separation Plan and the revised structure, the ERCOT generating assets will be held by Texas Genco LP, of which Texas Genco

----------

(5) For the proposed organization of ERCOT GENCO contained in Amendment No. 2 to the Business Separation Plan, please see Page C-18 of that document.

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GP, LLC will be the 1% general partner and Texas Genco LP, LLC will be the 99%
limited partner. The only difference between this form of organization and the one described in the approved Business Separation Plan is the addition of Texas Genco Holdings, Inc. as an intermediate entity between Utility Holding, LLC and Texas Genco GP, LLC and Texas Genco LP, LLC. The creation of this intermediate entity has no practical effect on the operations of the ERCOT generating assets and will facilitate the valuation of the former HL&P generating assets by an initial public offering of Texas Genco Holdings, Inc. under the partial stock valuation methodology set forth in PURA Section 39.262.

4.   CHANGES TO INFORMATION TECHNOLOGY AND SYSTEMS.

         Since the approval of the Business Separation Plan, UNREGCO management has decided to establish a new IT infrastructure that is physically separate from that of REGCO.(6) This means that on or before the Distribution Date, Reliant Energy's major business systems will be split into two sets of databases, networks, hardware and software that do not share any information. The current projected completion date for this split is January 21, 2002. This decision to completely sever the two IT systems provides even greater protection than the structure described in the approved Business Separation Plan (which involved the sharing of the systems and appropriate firewalls to prevent access to confidential information) and the requirements of the Code of Conduct will further ensure that employees of competitive affiliates in the UNREGCO family will not be able to access the T&D Utility's confidential customer information.

         As part of this separation of IT infrastructure, Reliant Energy's SAP application will also be split into two separate systems. The split is currently anticipated to be complete as

----------

(6) For a description of the information technology structure proposed in Amendment No. 2 to the Business Separation Plan, please see Section F of that document.

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of January 21, 2002. After this time, UNREGCO will communicate with REGCO in the same way as any other third party: through an external firewall in which authorizations are carefully checked and enforced. If the Distribution Date occurs after the Choice Date, access to both SAP systems will be required for a limited group of corporate support services employees who will be providing necessary services to both companies prior to the spin-off. For example, corporate accounting will need to prepare consolidated financial statements for Reliant Energy that include UNREGCO information until UNREGCO is no longer a part of Reliant Energy. No other employees will have access to both SAP systems during this time period. Such access is consistent with both the Commission's and the Company's approved Code of Conduct.

         The limited number of corporate support services employees who will have access to both SAP systems will be obligated to comply with Reliant Energy's Internal Code of Conduct to insure that confidential information is not disclosed to any competitive affiliates. In addition, transmission and distribution operations will continue to use the existing legacy billing system to store customer data, which will safeguard restricted information regarding transmission and distribution operations and customer data. The T&D Utility will continue to use other SAP modules and, because they are behind the firewall, the user ID and password security measures described in the Business Separation Plan will still apply.

         The company will endeavor to separate the IT infrastructures as soon as possible. However, in the event that it is not able to complete these modifications and reconfigurations by the Choice Date, Reliant Energy will rely on its Internal Code of Conduct and the procedural and transactional safeguards described above and in the approved Business Separation Plan to prevent any unauthorized flow of confidential information.

5.   OTHER UPDATES TO AMENDMENT NO. 2.

         In its approved Business Separation Plan, Reliant Energy indicated that it would create two retail electric providers - Reliant Energy Retail Services and Reliant Energy Solutions. Since that time, Reliant Energy has created an additional retail electric provider, StarEn Power, which has been certified by the Commission.

         Reliant Energy has also named additional officers and directors since it filed Amendment No. 2 to the Business Separation Plan. Following is an updated list of executive officers and directors expected to serve for UNREGCO (Reliant Resources) and REGCO (CenterPoint Energy) following the separation of UNREGCO from REGCO as well as the officers of the Retail Electric Provider.


RELIANT RESOURCES, INC.

BOARD OF DIRECTORS

James A. Baker, III
Milton Carroll
R. Steve Letbetter
Lowry Mays
Phillip B. Miller
Laree E. Perez

OFFICERS

R. Steve Letbetter            Chairman, President and Chief Executive Officer
Stephen W. Naeve              Executive Vice President and Chief Financial Officer
Robert W. Harvey              Executive Vice President and Group President, Retail Group
Joe Bob Perkins               Executive Vice President and Group President, Wholesale
                                Businesses
Hugh Rice Kelly               Senior Vice President, General Counsel and Corporate Secretary
Phillip J. Bazelides          Senior Vice President - Human Resources
Rex T. Clevenger              Senior Vice President - Finance and Treasurer
Bruce Gibson                  Senior Vice President - Government and Regulatory Affairs
Mark D. Hendrix               Senior Vice President and Chief Information Officer
Brian Landrum                 Senior Vice President - eBusiness
Mary P. Ricciardello          Senior Vice President and Chief Accounting Officer
Robert L. Waldrop             Senior Vice President - Communications

RETAIL ELECTRIC PROVIDER

Reliant Energy Retail Services

Waters S. Davis               President and Chief Operating Officer
James Burke                   Vice President - Retail Marketing
Andrew C. Clark               Vice President - Mass-Market eBusiness
Gregg A. Hollenberg           Vice President - Business Services
Daniel W. Valentine           Vice President - Data Base Marketing


Reliant Energy Solutions

James A. Ajello               President and Chief Operating Officer
James R. Easter               Vice President - Transaction Development and Support
Raymond C. Ehmer              Vice President - Technical Services
Stephen Friedlander           Vice President - Finance Origination
David Roylance                Vice President - Energy Solutions
Collis G. Sanders             Vice President - Business Development
Mia T. Vu                     Vice President - Structuring and Product Development
Jerry G. Winter, Jr.          Vice President - Major Account Sales
David M. Heitzer              Vice President - Process Industries


StarEn Power

Waters S. Davis               President
James A. Ajello               Vice President
Jim Burke                     Vice President
Gregg Hollenberg              Vice President


REGCO (TO BE KNOWN AS CENTERPOINT ENERGY)

BOARD OF DIRECTORS

Richard E. Balzhiser
Milton Carroll
John T. Cater
O. Holcombe Crosswell
Robert J. Cruikshank
T. Milton Honea
R. Steve Letbetter
David M. McClanahan

OFFICERS

David M. McClanahan           President and Chief Executive Officer

Scott E. Rozzell              Executive Vice President, General Counsel and Corporate
                                 Secretary

Stephen C. Schaeffer          Executive Vice President

Gary L. Whitlock              Executive Vice President and Chief Financial Officer

James S. Brian                Senior Vice President and Chief Accounting Officer

Preston R. Johnson, Jr.       Senior Vice President - Human Resources

Ianne H. McCrea               Senior Vice President - Information Technology and Chief
                                 Information Officer



                                   CONCLUSION

         None of the changes described in this update materially alter Reliant Energy's approved Business Separation Plan, nor do they impact the T&D Utility's cost of service established in Reliant Energy's UCOS case. Moreover, the amended structure described in Sections 2 and 3 complies with the Commission's Substantive Rule 25.342(d)(2). This notice is being provided to comply with Section K of the Commission's Business Separation Plan filing instructions.

                                        Respectfully submitted,



                                        By:
                                           -------------------------------------
James H. Barkley                           Scott E. Rozzell
State Bar No. 00787037                     Executive Vice President and General
Gretchen Allen                                Counsel, Regulated Operations
State Bar No. 00796624                     State Bar No. 17359800
Baker Botts L.L.P.                         Harris Leven
One Shell Plaza                            Senior Counsel
910 Louisiana Street                       State Bar No. 12246480
Houston, Texas 77002-4995                  Reliant Energy, Incorporated
(713) 229-1502                             P.O. Box 61867
(713) 229-1522 (facsimile)                 Houston, Texas 77208
                                           (713) 207-7789
                                           (713) 207-0141 (facsimile)



                              ATTORNEYS FOR RELIANT
                              ENERGY, INCORPORATED


                             CERTIFICATE OF SERVICE



         I hereby certify that a true and correct copy of the foregoing document has been hand-delivered, sent overnight mail or U.S. mail to all parties of record on the ____ day of October 2001.



                                           -------------------------------------






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